                                                                    EXHIBIT 23.4

PIPER JAFFRAY
222 South Ninth St.
Minneapolis, MN  55402-3804
612 342-8569
Fax: 612 342-1037
800 333-6000


September 30, 1998

Autodesk, Inc.
111 McInnis Parkway
San Rafael, CA 94903

Dear Sirs:

     We hereby consent to the inclusion in the Registration Statement of Autodesk, Inc. ("Autodesk") on Form S-4, with respect to the shares of common stock, par value $0.01 per share of Autodesk, of our opinion letter dated August 18, 1998 to the Board of Directors of Autodesk appearing as Annex F to the Joint Proxy Statement/Prospectus which is a part of such Registration Statement, and to references to our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                     Sincerely,

                                     /s/ Piper Jaffray Inc.

                                     PIPER JAFFRAY INC.